FOR RELEASE AT 4:00PM EDT

Contacts: Paul Rosenbaum Rentrak Corporation Chairman & CEO 503-284-7581 par@rentrak.com	Investors PondelWilkinson Parham Ron Parham 503-924-1186 rparham@pondel.com

RENTRAK’S FOURTH QUARTER EARNINGS DOUBLE
ON 21 PERCENT REVENUE GAIN

— Company Poised to Launch Additional Advanced
Media Measurement Services in Fiscal 2007 —

        PORTLAND, Ore. (June 8, 2006)—Rentrak Corp. (Nasdaq:RENT) today announced financial results of its fourth fiscal quarter and full fiscal year ended March 31, 2006.

        Consolidated net income for the fourth fiscal quarter totaled $1.6 million, or $0.14 per diluted share, double last year’s fourth quarter net income of $760,000, or $0.07 per diluted share. Consolidated fourth quarter revenues of $28.4 million grew 21.4 percent over last year’s fourth quarter revenues of $23.4 million.

        Fourth quarter revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $24.8 million, compared with $20.0 million in last year’s comparable period, benefiting from new revenue sharing agreements and increased sales to existing customers.

        Fourth quarter revenues in the company’s Advanced Media & Information (AMI) segment totaled $3.1 million compared with $3.2 million in last year’s fourth fiscal quarter. Increased revenues from the company’s Box Office Essentials™ service helped to nearly offset modest declines primarily in DRS revenues.

        Cost of Sales increased $4.0 million from last year’s fourth quarter, primarily reflecting increased PPT revenues and the effect of studio revenue-sharing programs in which guaranteed revenues and cost of sales are recognized by Rentrak at the beginning of the rental term.

        Selling and administrative expenses in the fourth quarter of fiscal 2006 totaled $6.3 million, compared with $6.0 million in last year’s fourth quarter.

        Consolidated revenues for the fiscal year ended March 31, 2006 totaled $93.4 million compared with consolidated revenues of $98.5 million in fiscal 2005. The decline reflected the expiration of a single major revenue-sharing customer agreement in the second half of fiscal 2005, partially offset by increased revenue-sharing revenues from the company’s customer base of North American video retailers and incremental revenues from the company’s AMI services. Fiscal 2006

Rentrak's Fourth Quarter Earnings Double on 21 Percent Revenue Gain

net income totaled $4.5 million, or $0.40 per diluted share, compared with net income of $5.2 million, or $0.49 per diluted share, achieved in fiscal 2005.

        Rentrak Chairman, President and Chief Executive Officer Paul Rosenbaum commented, “Our PPT business performed exceptionally well in the second half of fiscal 2006, benefiting from a solid movie release schedule and spurring consolidated revenue growth of 13 percent and earnings per diluted share growth of 26 percent compared with the second half of fiscal 2005. Our PPT and AMI businesses each generated positive operating cash flow during fiscal 2006.”

        Mr. Rosenbaum continued, “In fiscal 2007 we expect to further establish Rentrak as an industry leader in media measurement and a provider of innovative information management services for the media and entertainment industry. That leadership is evidenced by the 28 new content-providers who have become subscribers to the company’s OnDemand Essentials service since August, 2005.”

        “We also expect to leverage our successful penetration of the U.S. box office market through the launch of Box Office Essentials in select European, Latin American and Asian markets beginning in the first half of fiscal 2007 and to continue laying the groundwork for expansion into other international markets in fiscal 2008.”

        “Our Retail Essentials™ service, set to launch in the first half of fiscal 2007, currently collects point-of-sale information from over 10,000 retail locations for a range of products, including data for DVD, VHS, UMD, HD DVD, and Blu-Ray sales. It will then process, audit, analyze, summarize and report national consumer sales estimates to studios, production companies, talent agencies and retailers.”

        “Finally, we are poised to launch AdTraker™, the first module of our AdEssentials™ service in the second half of fiscal 2007. AdTraker is the first service of its kind in the media industry, with the ability to capture census-level data regarding viewing patterns of on-demand advertising and provide next-day reports to marketers and their advertising agencies.”

        Mr. Rosenbaum continued, “In fiscal 2007 we expect continuing revenue increases in our AMI services. Coupled with our expectations regarding the studio movie release schedule, which is the primary driver of our PPT business and the DRS portion of our AMI business, we expect to generate revenues comparable to our fiscal 2006 levels, spread fairly evenly across the four quarters. Throughout fiscal 2007, we plan to continue to make the critical investments in additional services which we believe are necessary to achieve early penetration in emerging media distribution platforms. However, our PPT and AMI businesses will remain steady sources of earnings and positive operating cash flow.”

Rentrak's Fourth Quarter Earnings Double on 21 Percent Revenue Gain

        Rosenbaum concluded, “Looking beyond 2007, we expect to obtain access to more census-level transaction data from additional cable MSOs and retailers and plan to expand our data collection reach into additional media platforms. As we succeed, we expect to continue to expand our customer base of content providers, advertisers and marketers who subscribe to Rentrak’s Entertainment Essentials™ services to make critical marketing decisions. The increasing needs of the fragmented media industry for aggregated, cross-platform information, and our proven ability to develop and deploy innovative census-level collection and reporting services to meet those needs, gives us great confidence in Rentrak’s future.”

Conference Call

        Rentrak has scheduled a conference call for 2:00 p.m. (PDT) June 8, 2006 to discuss the company’s financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 800.591.6923 from the U.S. or Canada, or 617.614.4907 for international callers, passcode 73786895. An audio replay of the conference call is available through midnight June 15 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 71469631. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 8, 2007. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Rentrak Corporation

        Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company’s near-term focus centers on its Entertainment Essentials™ suite of services that is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each ASP-based Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Forward Looking Statements

        When used in this discussion, the words “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak’s financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of

Rentrak's Fourth Quarter Earnings Double on 21 Percent Revenue Gain

their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s March 31, 2005 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$15,666	$21,983
Marketable securities	14,832	—
Accounts receivable, net of allowances for
doubtful accounts of $461 and $654	18,314	14,428
Advances to program suppliers, net of program
supplier reserves of $32 and $3,246	225	1,185
Income tax receivable and prepaid taxes	—	580
Deferred income tax assets	110	944
Notes receivable - related party	—	753
Other current assets	607	1,028

Total Current Assets	49,754	40,901
Property and Equipment, net of accumulated
depreciation of $5,876 and $4,317	3,623	3,216
Deferred Income Tax Assets	312	115
Other Assets	639	851

Total Assets	$54,328	$45,083

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$15,493	$12,470
Taxes payable	972	345
Accrued liabilities	532	366
Accrued compensation	1,366	1,539
Deferred revenue	484	379

Total Current Liabilities	18,847	15,099
Long-Term Obligations:
Lease obligations and deferred gain	—	51
Commitments and Contingencies	—	—
Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,697 and 10,545	11	10
Capital in excess of par value	48,069	46,988
Accumulated other comprehensive income	181	181
Accumulated deficit	(12,780)	(17,246)

Total Stockholders' Equity	35,481	29,933

Total Liabilities and Stockholders' Equity	$54,328	$45,083

Rentrak Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2006	2005	2006	2005
Revenue	$28,391	$23,386	$93,394	$98,538
Operating expenses:
Cost of sales	19,923	15,929	65,287	69,882
Selling and administrative	6,277	5,959	22,065	20,046
Net loss from litigation settlements	—	225	—	225
Asset impairment	—	27	—	27

	26,200	22,140	87,352	90,180

Income from operations	2,191	1,246	6,042	8,358
Other income (expense):
Interest income	323	130	1,016	333
Interest expense	—	(6)	(2)	(11)

	323	124	1,014	322

Income before income taxes	2,514	1,370	7,056	8,680
Provision for income taxes	934	610	2,590	3,437

Net income	$1,580	$760	$4,466	$5,243

Basic net income per share	$0.15	$0.07	$0.42	$0.52

Diluted net income per share	$0.14	$0.07	$0.40	$0.49

Shares used in per share calculations:
Basic	10,631	10,428	10,575	10,081

Diluted	11,151	11,067	11,047	10,592